AGREEMENT OF PURCHASE & SALE

BANKSTON MEADOWS - PHASE 1

This Agreement of Purchase and Sale (“Agreement”), dated to be effective June 3, 2005 (“Effective Date”), is entered into by and between the following Parties (in the plural, “Parties” and in the singular, “Party”):

SELLER:	Genesis Land Development	With a copy to:
	Attn: Don Bankston	________________________________
	PO Box 1304	________________________________
	Mansfield, Texas 76063	________________________________
	Telephone: (817) 477-3863	Telephone (___) ____ - _______
	Facsimile: (817) 473-9890	Facsimile: (___) ____ - _______

PURCHASER:
Wall Homes, Inc.	With copy to:
Attn: Steve Wall, CEO	Matt Bilardi
Mailing Address:	Mailing Address:
1701 East Lamar, #290	1701 East Lamar, #290
Arlington, Texas 76006	Arlington, Texas 76006
Office Address:	Office Address:
1701 East Lamar, #290	1701 East Lamar, #290
Arlington, Texas 76006	Arlington, Texas 76006
Phone: (817) 999-2045	Phone: (214) 802-1459
Fax: (817) 303-3035

WITNESSETH:

I. AGREEMENT TO BUY AND SELL

1.1 Lots. For valuable consideration, the receipt of which is hereby acknowledged, and in further consideration of the mutual promises of the Parties hereto, subject to all provisions hereof, Seller agrees to sell and convey to Purchaser and Purchaser agrees to buy and pay for certain real property comprised of 173 Lots of the numbered Plats in Bankston Meadows - Phase 1, an addition to the City of Mansfield, Texas as shown on the Preliminary Plat prepared by Land Con and dated June 2, 2003 (“Preliminary Plat”), which Plat reflects a total of approximately 173 Lots and which is attached hereto as Exhibit A-1 and made a part hereof for all purposes, together with any and all improvements situated thereon. At Seller’s option, Seller may delete Lots 1, 2, 3 of Block 2 from the contract within 60 days after the Effective Date.

1.2 Right of First Refusal. In the event Seller develops future phases of Bankston Meadows, Seller hereby grants Purchaser a right of first refusal to purchase half of the Lots in said future phases. Terms shall be generally the same as in the Agreement, except that the purchase price of the lots subject to this Right shall be at a price equal to the lower of (i) the price the Lots of Phase II will be available for purchase in the open market, or (ii) the Purchase Price for Lots set forth in this Agreement plus ten percent of such Purchase Price.

II. EARNEST MONEY; FEASIBILITY PERIOD

2.1 Earnest Money. Within ten (10) Business Days after the Effective Date, Purchaser shall deposit the sum of Five Thousand and No/100 Dollars ($5,000.00) in cash with LandAmerica/American Title Company, 4304 Tate Springs Road, Suite 100, Arlington, Texas 76016, Attention: Deborah Peace (the “Title Company”). Within five (5) Business Days after the expiration of the Feasibility Period, Purchaser shall deposit the sum of One Hundred Sixty Eight Thousand and No/100 Dollars ($168,000.00) with the Title Company. The deposits shall be held by the Title Company and placed in a non-term interest bearing account at a financial institution insured by the Federal Deposit Insurance Corporation. The deposits shall be herein referred to as Earnest Money (“Earnest Money”). The Earnest Money shall be credited on a pro rata basis toward payment of the Purchase Price (herein defined) at the Closing (herein defined) of the last twenty (20) Lots; provided, however, that, at Purchaser’s option, the portion of the Earnest Money which represents interest accrual may be released to Purchaser at such Closing. All interest accrued on the Earnest Money shall be payable to Purchaser only.

2.2 Change of Title Company. In the event Purchaser elects to change the Title Company, Purchaser shall provide written notification of such change to Seller ten (10) days prior to such change. Any such change in the Title Company shall not require an amendment to this Agreement and is not subject to Seller’s approval.

2.3 Feasibility Period. Purchaser is hereby granted a period thirty (30) days from receipt of all the following: Preliminary Plat, Grading Plan, Soils Report, and Deed Restrictions (if applicable) within which to review the feasibility of the Property for Purchaser’s intended use as a single-family subdivision (the “Feasibility Period”). In addition to the documents referenced herein, Purchaser’s review may include, but is not limited to: availability of utilities; determinations regarding flood prone areas or designated wetlands; access; availability of building permits with no moratoriums of any nature being in effect; and, governmental zoning ordinances and building codes. In the event Purchaser delivers timely disapproval by written notice to Seller that the Property is not suitable for Purchaser’s intended use Purchaser may, at its option, (a) terminate this Agreement by written notice to Seller, in which event the Earnest Money and any interest earned thereon shall be returned to Purchaser or (b) accept the Property in its then current condition.

III. PURCHASE PRICE OF LOTS

3.1 Total Purchase Price. The Purchase Price to be paid by Purchaser to Seller for all the Lots shall be the sum of the following amounts (“Total Purchase Price”):

a. Base Purchase Price. With respect to each Lot conveyed to Purchaser at the Initial Closing (herein defined) of each phase, Purchaser shall pay to Seller the base price of THIRTY EIGHT THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($38,500.00) (“Base Purchase Price”).

b. Increased Purchase Price. The Base Purchase Price shall escalate from the latter of the Initial Closing or the Completion Date to the date of purchase of a particular lot as a rate equal to 6% per annum; provided, however, the escalation shall not accrue during any period of time when (i) any repairs required to achieve the Completion Date have not been completed (ii) a closing is delayed due to the acts or omissions of Seller or its agents or contractors, or due to Seller’s breach of its obligations hereunder, or (iii) there is a moratorium imposed by any authority or utility suppliers with respect to the issuance of building permits affecting the property or sanitary sewer, water, natural gas, electricity or telephone connections with respect to the property.

3.2 Purchase Price. As used herein, the term Purchase Price may refer to the Base Purchase Price and/or the Increased Purchase Price, as may be appropriate in the context of the sentence.

3.3 Payment in Cash. The Purchase Price for each Lot shall be payable all in cash or certified funds at each Closing.

3.4 Property Taxes & HOA Dues.

a. Prorations & Payment. Real property taxes and Homeowners Dues on all Lots shall be prorated as of the date of each Lot’s closing. Said taxes shall be paid at each Lot’s closing.

b. Tax Status Notification. Prior to the Initial Closing the Title Company shall notify Seller and Purchaser as to the tax status of each Lot, i.e., whether the taxes and prorations of those taxes are being calculated on an agricultural basis or as a platted lot.

3.5 Rollback Taxes. All rollback taxes shall be paid by Seller on or before the date of each Lot’s closing in compliance with the policies of the taxing jurisdictions.

3.6 Impact Fees. All impact fees, inclusive of, but limited to water and sewer tap fees, that are due as a condition of final plat approval, shall be the responsibility of Seller and shall be paid prior to the Initial Closing. All other impact fees arising or becoming due thereafter shall be the responsibility of the Purchaser.

IV. TITLE TO BE CONVEYED

4.1 Conveyance by Deed; Permitted Exceptions. The conveyance of the Lots from Seller to Purchaser shall take place in a series of closings, commencing with the Initial Closing and continuing in accordance with the Closing Schedule described in Article VII hereof until all the Lots have been conveyed to Purchaser. At each closing hereunder, the Seller will have and will convey to Purchaser, and Purchaser will acquire, by General Warranty Deed (“Deed”) good and marketable title. Each Lot will be conveyed to Purchaser free and clear of liens and encumbrances, except the following Permitted Exceptions (the “Permitted Exceptions”):

a. Taxes for the current, and subsequent years, which are not yet due and payable;

b. The deed restrictions pertaining to the Property to be filed of record by Seller (“Deed Restrictions”), which are approved by Purchaser, and a copy of which are attached hereto as Exhibit “D”;

c. Zoning ordinances of the City; and

d. Any other exceptions to title, including the exceptions to title set forth in the Title Commitment issued by the company named herein to issue a title opinion to the Buyer which exceptions are not objected to in writing by the Purchaser.

4.2 Commitment for Title Insurance Objections. Seller shall deliver a Commitment for Title Insurance (“Commitment”) issued by the Title Company, together with true and legible copies of all items referred to as exceptions therein (“Exceptions”) within fifteen (15) Business Days following the Effective Date. The Commitment shall be dated not earlier than this Agreement, and shall show title to be vested in Seller. Purchaser shall have fifteen (15) Business Days after receipt of such Commitment and copies of the Exceptions in which to approve or disapprove the Commitment and the Exceptions. If Purchaser deems any Exceptions to be unacceptable, Purchaser shall, prior to the expiration of said fifteen (15) Business Day period, notify Seller in writing of such fact. If Purchaser shall fail to provide Seller written notice of any objection thereto (“Objection(s)”) prior to the expiration of such fifteen (15) Business Day period, Purchaser shall be deemed to have approved the Commitment and the Exceptions and shall have waived any Objections(s) it may have. Seller may, but shall not be obligated to, then undertake to eliminate or modify such Objection(s) to the satisfaction of Purchaser. Seller must notify Purchaser in writing within three (3) business days following the date upon which Seller receives Purchaser’s notice of Objection(s) as to whether Seller intends to attempt to cure such Objection(s). In the event Seller is unwilling or unable to eliminate or modify such Objection(s) to the satisfaction of Purchaser within twenty (20) Business Days after receipt of notice of such Objection(s), Purchaser may, at its option, (a) terminate this Agreement by written notice to Seller within five (5) Business days thereafter, in which event the Earnest Money and any interest earned thereon shall be returned to Purchaser or (b) accept title to the Property in the condition set forth in the Commitment. The failure of Purchaser to terminate the Agreement within such five (5) Business Day period shall be deemed an election by Purchaser to not so terminate.

4.3 Possession. Possession of each Lot conveyed to Purchaser shall be delivered to Purchaser on the date of such conveyance, free and clear of any party in possession of each Lot.

V. FAILURE TO PERFORM

5.1 Seller’s Default. In the event Seller fails to consummate any or all of the transactions contemplated hereby or breaches any of the representations, warranties or covenants herein made by Seller, and Purchaser is not then in default hereunder, at Purchaser’s option and as Purchaser’s exclusive remedies, Purchaser (a) shall be entitled to the refund of the remaining Earnest Money and any interest earned thereon, in which event neither Party shall have any right, duty or future obligation to the other, or (b) enforce specific performance of Seller’s obligations hereunder. Notwithstanding the foregoing, Seller shall not be deemed to be in default hereunder unless Purchaser first provides Seller with a written notice identifying the default and Seller has failed to cure such default within twenty (20) Business Days after receipt of such notice of default.

5.2 Purchaser’s Default. In the event Purchaser fails to purchase any of the Lots on or prior to the Closing Schedule for such purchase, and Seller is not then in default hereunder, Seller may, at Seller’s option and as Seller’s exclusive remedies, declare that Purchaser is in default hereunder by delivering written notice thereof to Purchaser in which event the remaining Earnest Money currently on deposit shall be deemed forfeited by Purchaser, the Title Company shall immediately deliver the remaining Earnest Money to Seller, as liquidated damages, as Seller’s sole and exclusive remedy, and this Agreement shall be deemed terminated, and the Parties hereto shall have no further rights, obligations or responsibilities hereunder. Seller hereby waives all claims against Purchaser for damages of every kind except for the liquated damages set forth herein and damages caused to the land by the Purchaser, its employees, contractors, agents, or invitees. Notwithstanding the foregoing, Purchaser shall not be deemed to be in default hereunder unless Seller first provides Purchaser with a written notice identifying the default and Purchaser has failed to cure such default within twenty (20) Business Days after receipt of such notice of default.

VI. CONDITIONS PRECEDENT TO CLOSING

6.1 Intentionally deleted.

6.2 Condition Precedent to Purchaser’s Obligation to Close: City’s Approval of Preliminary Plat and Engineering Plans. Purchaser’s obligation to consummate the transaction contemplated hereby is expressly subject to (a) Seller’s obtaining approval by the City of the Preliminary Plat and engineering plans for the Property, generally shown on the Preliminary Plat attached hereto as Exhibit “A” and (b) Purchaser’s approval of the Preliminary Plat in Purchaser’s discretion. In the event Seller is unable to obtain approval by the City of the Preliminary Plat and engineering plans for the Property acceptable to Purchaser, this Agreement may be terminated by Purchaser, and the Earnest Money must be returned to Purchaser and neither Party has any further right, duty or obligations to the other Party.

VII. CLOSING SCHEDULE AND LOCATION

7.1 Initial Lot Closing & Early Lot Closing. For Lots closed at the Initial Closing or prior to the Initial Closing the following shall apply:

a. Initial Closing. Subject to the provisions of Article VIII hereof, the Closing of the purchase and sale of the first Lots (“Initial Closing”) shall occur within the latter to occur of (a) fifteen (15) Business Days after the Completion Date, or (b) fifteen (15) Business Days following the recording of the Final Plat, or (c) fifteen business days following the expiration of the Feasibility Period. At the Initial Closing Purchaser shall purchase a minimum of sixty (60) Lots.

b. Closings Prior to Completion Date. In the event Purchaser elects to purchase Lots prior to the Completion Date (herein defined) such closing(s) shall not waive Seller’s obligations regarding completion of construction of any of the Lots. Further, any Lots purchased prior to the Completion Date shall not trigger obligations regarding the Initial Closing, the Closing Schedule in Exhibit “B” or Price Appreciation. Said Lots shall be applicable to future takedown obligations.

7.2 Subsequent Closing Periods. Purchaser shall purchase additional Lots after the Initial Closing according to the Closing Schedule in Exhibit “B”. The exact number of Lots to be purchased by Purchaser at any particular closing shall be determined by Purchaser, but not less than those shown on Exhibit “B”. All Lots purchased during any Subsequent Closing Period in excess of those required in this Section 7.2 shall serve to satisfy the requirements of Purchaser to acquire Lots during the next Subsequent Closing Period(s).

7.3 Suspension of Closing Schedule. If the requirements of Paragraph 8.1 hereof are not timely met, the Closing Schedule set forth in Article VII and the Price Appreciation referenced in Section 3.1b shall be suspended until such requirements are met.

7.4 Location of Closing. Closing shall take place at the office of Title Company.

7.5 Purchaser’s Failure to Close. If at any time Purchaser fails to close at least the number of Lots in the time periods and in the manner described by Section 7.1 and 7.2 hereof, Purchaser shall be deemed to have failed to perform hereunder and Seller shall have the rights prescribed in Section 5.2 hereof.

7.6 Property Inspection. Prior to the Initial Closing and any subsequent Quarter Annual Period closings Purchaser shall have the right, but not the obligation, to physically inspect the Lots to ensure that the Lots have been maintained within the Development Specifications (herein defined) set forth in Section VIII and Exhibit “C” below.

VIII. DEVELOPMENT SPECIFICATIONS; PROPERTY REPORTS REVIEW PERIOD; COMPLETION DATE

8.1 Development Specifications. Development of the Lots shall be complete upon satisfaction by Seller, at Seller’s sole cost and expense, of the Development Specifications for the Lots (“Development Specifications”), a copy of which are attached hereto as Exhibit “C”.

8.2 Review of Grading Plan, Drainage Plan & Preliminary Soils Report. On or before forty-five (45) days following the Effective Date, Seller shall provide Purchaser a Grading Plan (“Grading Plan), Drainage Plan (“Drainage Plan) and Preliminary Soils Report (“Preliminary Soils Report) for the Property and the Lots, collectively referred to as the Property Reports (“Property Reports”). Purchaser is hereby granted a period of fifteen (15) Business Days from the date the last of the Property Reports is received within which to review the Property Reports and to determine the acceptability of the developed Lots for the construction of single-family homes (the “Property Reports Review Period”).

In the event Purchaser objects to any of the Property Reports, Purchaser shall provide Seller, in writing, a list of such objections and Seller shall resolve such objections to the satisfaction of the Purchaser within fifteen (15) Business Days thereafter at Seller’s sole cost and expense. In the event Seller cannot or will not resolve such objection(s), Purchaser may, at its option, (a) terminate this Agreement, in which event all Earnest Money shall be returned to Purchaser and the Parties have no further obligation to one another or (b) accept the Property Reports and the condition of the Property. At any time prior to the expiration of the Property Reports Review Period Purchaser may terminate this Agreement by written notice to Seller that the Lots are not acceptable for Purchaser’s intended use and all Earnest Money and any interest earned thereon must be returned to Purchaser.

a. Grading Plan. The Grading Plan (“Grading Plan) shall indicate for each completed Lot the final elevation of each Lot’s corners, the final elevation of each building pad and the slope of each Lot (including from the back lot line to the front lot line, from the side lot line to the opposite side lot line, and from the final elevation of the building pad to the front, side and rear lot lines). Any retaining walls that are required along any lot lines shall be shown on the Grading Plan. All retaining walls required to be constructed by Seller have been completed as of the Effective Date of this Agreement.

b. Drainage Plan. The Drainage Plan (“Drainage Plan”) shall indicate for each completed Lot the direction of all surface water flow across each Lot upon the completion of construction.

c. Preliminary Soils Report. The Preliminary Soils Report (“Preliminary Soils Report”) shall consist of number of borings spaced no further than three hundred (300) feet apart with a minimum of one (1) boring per acre. The samples taken may consist of borings taken for street design and from the locations of completed Lots. Each boring shall be a minimum of 15 feet in depth. The Preliminary Soils Report shall include data on PVR (potential vertical rise), effective PI (plasticity index) and PTI (Post Tension Institute) parameters. The Preliminary Soils Report shall not include any recommendations regarding foundation design from the firm preparing the report.

8.3 Completion Date. Within fifteen (15) Business Days of the Effective Date Seller shall provide Purchaser a Development Timeline (the “Development Timeline”) indicating the estimated start and completion dates of the stages of the development of the Property. The stages may include preliminary engineering, zoning, preliminary plat approval, engineering, clearing & grubbing, installation of water/waste water/storm water facilities, curbs & gutters, paving, utilities, installation of EPA, TCEQ and/or Municipal Separate Storm Sewer System storm water management items and municipal sign-off. Seller shall keep Purchaser advised as to the status of the development of the Lots and shall provide an updated Development Timeline to Purchaser as needed.

When Seller believes that the Development Specifications have been satisfied, Seller or Seller’s engineer shall promptly furnish Purchaser (a) written certification that the Development Specifications have been completed on a lien-free basis (except for the Loan) and (b) the various materials outlined in the Development Specifications. The date Purchaser approves Seller’s certification and the materials outlined in the development Specifications shall be the Completion Date (the “Completion Date”).

Upon actual receipt of Seller’s certification and the materials outlined in Exhibit “C”, Purchaser or its designated agents shall have ten (10) Business Days within which to review the materials from the Development Specifications, inspect the Lots and conduct such other investigations Purchaser deems necessary to determine if the Development Specifications have been satisfied. Purchaser must notify Seller within such ten (10) Business Day period Purchaser’s acknowledgement of the satisfaction of the Development Specifications.

If, in the opinion of Purchaser the Development Specifications have not been satisfied, Purchaser shall within such ten (10) Business Day period notify Seller in writing of any non-compliance with the Development Specifications, whereupon Seller shall promptly correct, at its sole cost and expense, any such non-compliance. The date on which Seller actually has corrected all non-compliance with the Development Specifications and has furnished written notice of same to Purchaser shall then be referred to herein as the Completion Date.

Seller and Seller’s engineer shall certify in writing to Purchaser that none of the Lots are within the one hundred-(100) year flood plain. In the event any portion of any Lot or Lots are reclaimed from land within the 100-year flood plain, Seller shall be solely responsible for processing, in a timely manner, any revisions to any Federal Emergency Management Administration (“FEMA”) maps. In the event more than thirty percent (30%) of the Lots in any phase of the development of the Property are reclaimed from the 100-year flood plain, and the FEMA maps have not been revised and provided to Purchaser, none of the Lots in the affected phase shall be considered substantially complete under this Section 8.3. However, Purchaser, at Purchaser’s sole option, may proceed to close Lots prior to completion of these FEMA issues. In the event required revisions to the FEMA maps are not completed within one hundred twenty (120) days from the Completion Date, Purchaser, at Purchaser’s option may suspend the Closing Schedule until a revised FEMA map has been provided to Purchaser.

Seller must complete all of Seller’s obligations under this Section 8 on or before June 30, 2005 (the “Outside Completion Date”). For every 30-day increment the Lots are not completed after the Outside Completion Date, the Base Purchase Price shall be reduced Three Hundred and No/100 Dollars ($300.00).

8.4 Amenity. With the approval of Seller and Purchaser of the design and cost of an amenity, Seller agrees to pay one third the cost of said amenity feature. The Purchase Price of the Lot utilized for the Amenity shall be applied to Seller’s pro rata amount of the Amenity.

8.5 Mail Boxes. In the event the United States Postal Service (“USPS”) requires the use of Cluster Mail Boxes (“Mail Boxes”) within the subdivision Seller shall install the Mail Boxes within thirty (30) days of the Completion Date in a location or locations mutually acceptable to Seller, Purchaser and the USPS. The Mail boxes will be constructed by Seller and at Seller’s expense. In the event individual mail boxes are to be used within the subdivision, installation of such individual mail boxes will be the responsibility of Purchaser.

IX. ACTION AT CLOSINGS

9.1 Deeds. At each Closing hereunder, Seller shall deliver to Purchaser a General Warranty Deed subject only to the Permitted Exceptions in form and substance appropriate to convey the Lots to be conveyed in accordance herewith.

9.2 Payment of Purchase Price. At each Closing hereunder, Purchaser shall pay to Seller the Purchase Price for each Lot being conveyed in accordance with the provisions of Sections 3.1 and 3.2 hereof.

X. MISCELLANEOUS

10.1 Survival. The provisions hereof shall survive each Closing and delivery of each Deed to Purchaser hereunder with respect to the remainder of the Lots to be conveyed at Subsequent Closings.

10.2 Assignment. This Agreement and the agreements contained herein are not assignable by either Party hereto without the written approval of the other Party; provided however, that Seller hereby consents to an assignment by Purchaser of its rights hereunder to Purchaser’s affiliate companies and/or officers or directors thereof, provided that any such assignee has title to the Property and assumes all obligations of Purchaser hereunder.

10.3 Notices. Any written notices given pursuant to this Agreement shall be deemed delivered three (3) Business Days following the date upon which the same is deposited in the United States Mail, Registered or Certified Mail with Return Receipt Requested, Postage Prepaid to the addresses shown above. The date of receipt of Email or fax notification may be substituted for notification via the United States Postal Service.

10.4 Time of Essence. Time is of the essence in the performance of the obligations set forth herein.

10.5 Exhibits to this Agreement. All exhibits attached hereto are incorporated herein by reference and hereby made a part hereof.

10.6 Entire Agreement; Modifications. This Agreement contains the entire agreement between the Parties concerning the Lots, and neither Party shall be bound by any verbal statement or agreement made heretofore. This Agreement cannot be varied except by the written agreement of the Parties.

10.7 No Partnerships. The terms, provisions, conditions, covenants and agreements set forth herein are not intended to create a partnership or any other kind of joint venture between the Parties, and neither Party hereto is hereby authorized or appointed to act as the agent or representative of the other in any respect.

10.8 Facilities Agreement. Seller agrees not to execute a Facilities Agreement (Facilities Agreement”) with the City that would bind Purchaser to make any of the improvements within such Facilities Agreement including, but not limited to, screening fences, sidewalks and tie walls, without the expressed written consent of Purchaser.

10.9 Maintenance of Lots. Seller agrees to maintain and mow all Lots not yet closed by Purchaser.

10.10 Intentionally deleted.

10.11 EPA Permit Requirement. Purchaser specifically agrees to obtain and comply with a permit for storm water discharge from the Environmental Protection Agency (“EPA”), the Texas Commission on Environmental Quality (“TCEQ”) and/or any other relevant governmental authority having jurisdiction over the approval and development of the Property and Lots concerning all of Purchaser’s activities while the permits are in force and for temporary sediment and erosion control once each Lot is closed. Purchaser’s responsibilities shall also include timely filing of the Notice of Intent prior to the commencement of home construction, proper tracking and record keeping while the permits are in force, temporary sediment and erosion control from the commencement of home construction until each home is closed and timely filing of the Notice of Termination. Purchaser agrees that any damage caused to Seller’s temporary sediment and erosion controls by Purchaser, Purchaser’s agents or Purchaser’s subcontractors will be promptly repaired or replaced by Purchaser at Purchaser’s sole cost.

10.12 Modifications to Preliminary or Final Plat. Any modifications to the Preliminary Plat or Final Plat (before or after filing) are subject to the reasonable approval of Purchaser. Seller must notify Purchaser within five (5) days of any modifications made to the Preliminary Plat or Final Plat.

10.13 Regulatory Fee Increases. If any city, county, state or other governmental authority increases the cost of any fee, permit, assessment or other charge prerequisite to the construction or sale of improvements on the Lots such that the cumulative cost of all increases subsequent to the Effective Date exceeds One Thousand and No/100 Dollars ($1,000.000) per Lot, Purchaser may in its sole discretion terminate this Agreement and receive all Earnest Money and interest earned thereon.

XI. REPRESENTATIONS AND WARRANTIES

11.1 By Seller. Seller hereby makes the following representations and warranties to Purchaser, all of which shall be deemed to have been made by the Seller to Purchaser as of the date of each Closing and which shall survive the Closing;

a. Litigation; Condemnation. There is no pending or threatened litigation or condemnation proceeding affecting the Lots;

b. Non-Foreign Status. Seller is not a foreign person within the meaning of Section 7701 (a) (5) of the Internal Revenue Code of 1986, as amended;

c. Parties in Possession. There are no adverse or other parties in possession of any of the Lots and no party has been granted any license, lease, or other right relating to the use or possession of any of the Lots;

d. Utility Services. All the municipal utility services of the City are available, or will be available at the Initial Closing, to all the Lots and are sufficient for single family residential service on the Property subject to this Agreement;

e. Compliance. Seller has complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions relating to the Lots, or any part thereof;

f. Environmental Condition. The environmental and ecological condition of the Property is not in violation of any law, ordinance, rule or regulation applicable thereto.

g. EPA Permit Requirement and Storm Water Control. Seller specifically agrees to obtain and comply with a permit for storm water discharge from the EPA, TCEQ and/or any other relevant governmental authority having jurisdiction over the approval and development of the Property and Lots concerning all of Seller’s activities with respect to the Property and the Lots. These requirements shall include timely filing of the Notice of Intent prior to the commencement of construction, proper tracking and record keeping while the permits are in force, temporary sediment and erosion control from the commencement of construction until each Lot is closed and timely filing of the Notice of Termination. Seller shall be responsible for any permanent structural controls required on the Property because of the construction activity while the permits are in force and for temporary sediment and erosion control before each Lot is closed.

h. Governmental Acts. Seller represents that it has complied with both the National Historic Preservation Act and the Endangered Species Act and that none of the Lots are subject to any restrictions because of either act.

11.2 Real Estate Commissions. Seller warrants to Purchaser and represents that no real estate commission, fee or other form of compensation is due or owing upon the sale of any portion of the Property covered by this Agreement. Seller hereby indemnifies, saves and holds Purchaser harmless from any and all claims for such real estate commission, fee or other forms of compensation.

XII. LENDER

12. Lender. This Agreement is made and accepted by Purchaser with the understanding that the Property is subject to a Deed of Trust lien existing in favor of first lienholder and a second lien in favor of the Bankston First Family Limited Partnership for purposes of securing payment of a Promissory Note for a certain indebtedness, bearing interest and payable as therein stipulated, which Deed of Trust appears of record in the Deed of Trust records of Tarrant County, Texas. However, it is expressly agreed and understood that Seller shall, upon demand and payment by Purchaser of the Purchase Price, cause to be obtained from said lienholder a properly executed and recordable Partial Release of Lien against the Property, contemporaneously with the execution and delivery of the General Warranty Deed conveying the Property to Purchaser. Purchaser further recognizes that this Agreement and any subsequent Amendments may be assigned by Seller to lender as collateral securing Seller’s loan. In the event that Seller should receive notice of default from Seller’s lender relating to any note or loan agreement secured by the Property, Seller will immediately notify Purchaser in order to allow Purchaser the option and opportunity, but not the obligation, to cure such default or to arrange with Seller and Seller’s lender to assume Seller’s position in the Subdivision. Additionally, Seller will endeavor, but does not guarantee, to have Seller’s lender include in the loan agreement between the Seller and the lender an agreement and commitment to notify Purchaser of any default by Seller under its note and/or loan agreement with such lender.

XIII. MORATORIUM

13.1 Moratorium. Notwithstanding any contrary provision herein, if any City, County, state or governmental authority or any other agency declares or effects any moratorium on the issuance of permits for the construction of dwellings and/or the purchase of sewer and/or water taps, which moratorium the City, County, state or governmental authority or any other agency will not issue any permit for the construction and/or purchase of sewer and/or water taps for dwellings to be erected upon any of the Lots or Certificates of Occupancy for those dwellings, then in such event, Purchaser’s obligation to purchase Lots in accordance with the takedown requirements of Section VII shall abate, and the interest provided for in Section III shall cease to accrue on all of the Lots. Upon the discontinuation of any such moratorium and the takedown requirement and said interest shall resume as of the date of the discontinuation of such moratorium and continue as per the provisions of this Agreement. If, however, any such moratorium, shall last a total of ninety (90) days, Purchaser shall have the right, but not obligation, to terminate this Agreement. In the event of such termination, all Earnest Money and any interest earned thereon shall be refunded to Purchaser and the Parties shall have no further obligation or liability on to the other hereunder.

13.2 No Charge. This Agreement is expressly contingent upon there being no change prior to the Initial Closing or any Subsequent Closings in the nature or condition of or circumstance affecting the Property or the Lots, including, without limitation, any change in:

a.	availability of utilities;
b.	the areas determined to be “Flood Prone Areas” or designated wetlands areas;
c.	access;
d.	availability of building permits with no moratorium of any nature being in effect;
e.	governmental ordinances and building codes; and
f.	all of Seller’s representations and warranties remaining true as of each Closing.

XIV. INDEPENDENT CONSIDERATION

14. Independent Consideration. Upon execution of this Agreement, Purchaser is paying to Seller the sum of $10.00 cash, (the “Independent Consideration”) for Purchaser’s discretionary rights to terminate this Agreement, which rights are specified in other provisions of this Agreement. Seller’s receipt and the sufficiency of the Independent Consideration are hereby acknowledged and confessed by Seller. The Independent Consideration shall be deemed fully earned by Seller upon execution of this Agreement, and shall not be refunded to Purchaser under any circumstance or condition, including the termination of this Agreement by Purchaser or Seller.

EXECUTED TO BE EFFECTIVE on the Effective Date.

SELLER:	PURCHASER:

Genesis Land Development, LLC	Wall Homes, Inc.
a Delaware Corporation

By: /s/ Don Bankston	By: /s/ Steve Wall
Don Bankston	Steve Wall, CEO
Sole Manager